UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

May 22, 2015

LEXMARK INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-14050	06-1308215
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Lexmark Centre Drive
740 West New Circle Road
Lexington, Kentucky 40550
(Address of Principal Executive Offices) (Zip Code)

(859) 232-2000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Lexmark International, Inc. (the “Company” or “Lexmark”) entered into an agreement with Mr. Reynolds C. Bish, age 62, for Mr. Bish to serve as Lexmark’s Vice President and President, Enterprise Software, effective as of May 22, 2015.  Since 2007, Mr. Bish has served as Chief Executive Officer of Kofax. Prior to joining Kofax, Mr. Bish founded Captiva Software Corporation (“Captiva”) and served as its President and Chief Executive Officer from 1989 until Captiva was sold in 2005.

There are no transactions involving the Company and Mr. Bish that the Company would be required to report pursuant to Item 404(a) of Regulation S-K.  There are no family relationships between Mr. Bish with any other executive officers of the Company or members of the Board of Directors of the Company (the “Board”).

Annual Base Salary and Annual Bonus Opportunity

In connection with Mr. Bish’s appointment as Lexmark Vice President and President, Enterprise Software, the Board, on the recommendation of the Compensation and Pension Committee of the Board (“the Committee”), approved an annual base salary of $600,000 with an annual incentive compensation award opportunity of 85% of his annual base salary at target, with a maximum bonus of 170% of his annual base salary, based upon the Company’s attainment against performance goals in the Company’s 2015 Incentive Compensation Plan established by the Committee.  Please refer to the Company’s Current Report on Form 8-K, filed with the U.S. Securities and Exchange Commission (“SEC”) on February 23, 2015, for additional information concerning the Company’s annual incentive compensation opportunities for executive officers.

Long-Term Incentive Award Opportunity

Mr. Bish also received a 2015 long-term incentive award opportunity, consistent with awards granted to Lexmark’s executive officers, comprised as follows: (i) a cash-based LTIP award opportunity of $504,000 at target for the 2015-2017 performance period, with a maximum award opportunity of $1,008,000; (ii) a performance-based restricted stock unit (“PRSU”) award of 11,500 PRSUs at target for the 2015-2017 performance period, with a maximum award opportunity of 23,000 PRSUs; (iii) a PRSU award of 5,800 PRSUs at target for the 2015 performance period, with a maximum award opportunity of 11,600 PRSUs; and (iv) 12,300 time-based restricted stock units (RSUs), which vest and settle in three approximately equal installments on the first, second and third anniversaries of the grant date.  Please refer to the Company’s Current Report on Form 8-K, filed with the SEC on February 23, 2015, for additional information concerning the Company’s long-term incentive award opportunities for executive officers.

Acquisition Incentive Award Opportunity

In connection with the Company’s acquisition of Kofax, the Committee approved Kofax Acquisition Incentive Awards comprised of PRSUs and RSUs as an incentive to retain and motivate the performance of certain key employees Lexmark’s Enterprise Software segment, including Mr. Bish.  The Committee approved an award opportunity of $5 million at target for Mr. Bish comprised as follows: (i) a PRSU award with a grant date value of $3.5 million at target (76,370 PRSUs) and (ii) a time-based RSU award with a grant date value of $1.5 million (32,7320 RSUs).

Of the 76,370 PRSUs, 40% of such PRSUs may be earned during the performance period commencing July 1, 2015 and ending December 31, 2016 (the “2016 Performance Period”), 30% of which may be earned during the performance period commencing January 1, 2017 and ending December 31, 2017 (the “2017 Performance Period”), and 30% of which may be earned during the performance period commencing January 1, 2018 and ending December 31, 2018 (the “2018 Performance Period”).

The performance measures for the PRSUs granted as an acquisition incentive award include Enterprise Software Revenue and Enterprise Software Operating Income Margin.  For the 2016 Performance Period (July 1, 2015 to December 31, 2016), Mr. Bish may earn 40% of the total number of PRSUs (30,548 PRSUs at target, with a maximum award opportunity of 61,096 PRSUs). For the 2017 Performance Period (January 1, 2017 to December 31, 2017), Mr. Bish may earn 30% of the total number of PRSUs (22,911 PRSUs at target, with a maximum award opportunity of 45,822 PRSUs).  For the 2018 Performance Period (January 1, 2018 to December 31, 2018), Mr. Bish may earn the remaining 30% of the total number of PRSUs (22,911 PRSUs at target, with a maximum award opportunity of 45,822 PRSUs). The PRSUs to be awarded based on the Company’s Enterprise Software segment’s achievement of its objectives, if any, will be determined by the Committee as soon as practicable after the end of each performance period, and if PRSUs are earned, they will vest and settle on February 24, 2017 for the 2016 Performance Period, February 24, 2018 for the 2017 Performance Period, and February 24, 2019 for the 2018 Performance Period. Termination of employment prior to a vesting date for any reason other than death, disability or an involuntary termination without cause, will result in forfeiture of the award.  In the event of Mr. Bish’s death, disability or involuntary termination without cause during a performance period, a prorated portion of the PRSUs may be earned based on the actual attainment of the performance objectives as of the end of the performance period in which the death, disability or involuntary termination without cause occurred, based on the number of complete months of service performed during such performance period prior to the termination of employment divided by the number of months in the performance period.  The PRSUs for performance periods commencing after Mr. Bish’s termination of employment for death, disability or an involuntary termination without cause shall be forfeited.

The time-based RSUs awarded as part of the acquisition incentive award shall vest and settle, subject to Mr. Bish’s continuous employment with the Company, in three approximately equal installments on each of February 24, 2017, 2018 and 2019.

Executive Agreements

The Board, on the recommendation of the Committee, also approved and authorized the Company to enter into an Executive Severance Agreement, Change in Control (“CIC”) Agreement and Indemnification Agreement with Mr. Bish, generally consistent with the forms of agreements entered into with the Company’s other executive officers, except as otherwise noted below.

The Executive Severance Agreement provides that, in the event Mr. Bish’s employment is terminated under certain circumstances, as described in the Executive Severance Agreement, the Company shall pay to Mr. Bish the sum of: (A) one times his annual base salary; (B) an amount equal to the average annual bonus paid to him over the three-year period immediately prior to the date of his termination; and (C) the annual bonus, if any, with respect to a completed fiscal year to the extent not theretofore paid under the Company’s Senior Executive Incentive Compensation Plan or annual Incentive Compensation Plan, whichever is applicable. In addition, Mr. Bish is entitled to an additional severance payment in the amount of $1,050,000 plus an amount equal to 12 months of COBRA premiums for a termination of employment for any reason other than a fraudulent or felonious act related to Mr. Bish’s employment with the Company or at Kofax that causes material harm to the Company’s business or reputation. The Executive Severance Agreement also preserves certain rights that Mr. Bish had under his Kofax employment agreement regarding the payment by the Company of any excise taxes and any additional taxes, interest or penalties that may be imposed on Mr. Bish in connection with certain payments received by Mr. Bish as a result of the Company’s acquisition of Kofax. Pursuant to California law, the restrictive covenants set forth in the Company’s standard form of Executive Severance Agreement regarding competition with the Company and solicitation of the Company’s customers have been removed from Mr. Bish’s Executive Severance Agreement.  The payments are conditioned on the Company receiving a signed general release and covenant not to sue from Mr. Bish.  The Executive Severance Agreement includes covenants and conditions typically included in such agreements. The foregoing description of the Executive Severance Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Executive Severance Agreement, which is filed as Exhibit 10.1 in the Company’s Current Report on Form 8-K filed with the SEC on November 6, 2014, and is incorporated herein by reference.

The CIC Agreement provides for a term commencing May 22, 2015 and ending on May 22, 2017, provided, however, that commencing on May 22, 2016 and on each anniversary thereof, unless previously terminated, the CIC Agreement shall be automatically extended so as to terminate two years from such renewal date.  The CIC Agreement provides for certain payments to Mr. Bish if, within 12 months prior to a “Change in Control” (as defined in the CIC Agreement), Mr. Bish’s employment is terminated by the Company in connection with or in anticipation of the Change in Control, or within 24 months after a Change in Control, Mr. Bish’s employment is terminated by the Company or Mr. Bish under certain circumstances. In the event of a termination of employment by the Company without “cause” or by Mr. Bish for “good reason,” Mr. Bish would receive his base salary and pro rata annual bonus through the date of termination. In addition, Mr. Bish would receive two times the sum of his annual base salary and annual incentive compensation. The CIC Agreement also provides for the continuation of welfare benefits for a period of two years.  If any payments under the CIC Agreement trigger excise taxes, then Mr. Bish’s payments shall be reduced to a level that does not trigger the excise tax if the net after-tax benefit of such reduction exceeds the net after-tax benefit if such reduction is not made.  Pursuant to California law, the restrictive covenants set forth in the Company’s standard form of CIC Agreement regarding competition with the Company and solicitation of the

Company’s customers have been removed from Mr. Bish’s CIC Agreement.  The payments are conditioned on the Company receiving a signed general release and covenant not to sue from Mr. Bish.  The CIC Agreement includes covenants and conditions typically included in such agreements. The foregoing description of the CIC Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Form of CIC Agreement for Vice Presidents, which is filed as Exhibit 10.4 in the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 7, 2012, and is incorporated herein by reference.

The Indemnification Agreement provides that the Company will indemnify Mr. Bish against certain liabilities that may arise as a result of his status or service as an executive officer of the Company.  The indemnification protection commences on the date of Mr. Bish’s appointment as an executive officer of the Company and continues through the later of ten years after Mr. Bish’s termination of employment with the Company or the final termination of any Proceeding (as defined in the Agreement) then pending in which Mr. Bish is granted rights of indemnification or advancement of expenses or any Proceeding commenced by Mr. Bish seeking indemnification or advancement of expenses.  The foregoing description of the Indemnification Agreement does not purport to be complete and is qualified in its entirety by the full text of the form of Indemnification Agreement for Executive Officers, which is filed as Exhibit 10.2 in the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 12, 1998, and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lexmark International, Inc.
(Registrant)

May 29, 2015	By:	/s/ Robert J. Patton
Robert J. Patton
Vice President, General Counsel and Secretary